PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (“Agreement”) is made and entered into as of the 20 day of JULY, 2016, by and between SKY ISLAND, INC.., a California corporation, whose principal business address is 6700 Foolproof Avenue, Suite 289, West Hills, California 91307 (hereafter “Assignor”); and PINEAPPLE EXPRESS, INC., a Wyoming corporation whose principal business address is 10351 Santa Monica Blvd., Suite 420, Century City, California 90067 (hereafter “Assignee”).

RECITALS

WHEREAS, Assignor is the owner of the “Top Shelf” invention, as described in the United States Patent Application signed by Assignor on August 11, 2015, U.S. Patent and Trademark Office Serial Number 62/203,845, filed on August 11, 2015, and containing the following language (the “Patent Application”):

Apparatus for and method of securing, displaying, and dispensing herbal products including monitoring quantity and category of herbal products dispensed, and the persons who respectively dispensed and received each respective product.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Assignor:

Assignor hereby sells, assigns, and transfers to Assignee, and Assignee’s successors: (a) all rights, title, and interests, to the Patent Application and all rights, title, and interests in any application and under any and all patents granted in the U.S. and abroad relating to the Patent Application, including but not limited to, all corresponding, provisional, continuation, continuation-in-part, divisional, reissue, and reexamination applications, for the entire term of the patent(s); (b) all rights, title, and interests in and to any and all foreign patents and applications for any invention described in the Patent Applications, in any and all countries foreign to the U.S., including all rights of priority arising from them, and all the rights and privileges under any and all forms of protection, including patents, that may be granted in said countries foreign to the U.S. for them for the entire term of the patent(s); and (c) the right to seek remedies for any and all infringements of any of the foregoing patents and to collect and retain all damages and profits and enjoy any and all remedies granted for infringements.

Assignor authorizes the United States Patent and Trademark Office to issue any patents resulting from the Patent Application to Assignee. The rights, title and interests is to be held and enjoyed by Assignee and Assignee’s successors and assigns as fully and exclusively as it would have been held and enjoyed by Assignor had this assignment not been made.

Assignor agrees to: (a) cooperate with Assignee in the prosecution of the Application and foreign counterparts; (b) execute, verify, acknowledge and deliver all such further papers, including patent applications and instruments of transfer; and (c) perform such other acts as Assignee lawfully may request to obtain or maintain the Patent for the invention in any and all countries.

Assignee agrees to develop the Top-Shelf design into a working prototype and commence marketing, based on a timetable and a pre- approved cost structure, which shall be at the full discretion of the Assignee. Assignee shall have exclusive control over the timing, costs, sale and lease terms, marketing, development, and the rollout of Top Shelf product. It is anticipated by the parties that the Top Shelf product shall retail for no less than $25,000 per unit.

In the event Assignee fails to facilitate a working prototype of the Top Shelf product by March 31, 2017, Assignor shall have the right to terminate this assignment and all rights granted herein by serving a written notice upon Assignee anytime after March 31, 2017.

Assignor may, at its own cost, market the Top Shelf product, in a pre-approved manner by Assignee, and may refer all potential purchasers of the Top Shelf product to Assignee to finalize sales transactions.

1. Inclusion of Recitals

All recitals set forth above are included in their entirety in this Agreement and made a part thereof.

2. Compensation

Assignee shall pay Assignor as follows:

ROYALTY PAYMENT: If a Top Shelf unit is sold, Assignee shall pay Assignor a one-time royalty payment equal to 30% of the gross sales price of that unit. This payment shall be made within 30 days of Assignee’s receipt of payment in full by the purchaser of the unit.

LEASE PAYMENTS: If a Top Shelf unit is leased, Assignee shall pay Assignor 30% of any lease payments made to the Assignee. Any such payments to Assignor will be made within 30 days of Assignee’s receipt of the lease payment from the leasing customer.

If the Patent Application is denied, and not appealed, or ceases to remain pending without an approval, the above-referenced compensation terms shall immediately terminate. In the event Assignee becomes insolvent at anytime during this agreement, at the sole discretion of Assignor, Assignor may upon written notice served on Assignee be assigned the patent application and this agreement shall immediately terminate. Assignee may not assign the use of the patent application or the underlying Top Shelf product without the written permission of Assignor.

3. General Provisions

3.01 Agreement Binding On Heirs and Assigns

This Agreement shall inure to the benefit of and be binding upon the parties, their heirs, successors, assigns, and personal representatives.

3.02. Specific Performance

If any party to this Agreement fails to execute or deliver any document or perform any act reasonably necessary to carry out the provisions of this Agreement, any other party to this Agreement may institute and maintain a proceeding to compel specific performance of this Agreement by said defaulting party.

3.3 Agreement To Execute Further Documents

Each of the parties agrees to review and analyze further documents and take such further action, as the parties may independently deem appropriate, and as may be deemed necessary or appropriate to consummate the intent and purpose of this Agreement.

3.4 Notices

All notices required to be given hereunder shall be in writing and shall be sent by first-class mail, postage prepaid, and deposited to the United States mail, and addressed to the respective parties at the addresses set forth in the preamble to this Agreement. In case of service by mail, it shall be deemed complete at the expiration of the second day after mailing. Either party may, by written notice to the other, change the address for notices to be sent to that party.

3.5 Governing Law

The provisions of this Agreement shall be governed by the laws of the State of California. The parties agree to submit to the jurisdiction and venue of the appropriate state and/or federal courts in the County of Los Angeles, State of California.

3.6 Severability

Should any provision of this Agreement be determined to be illegal or unenforceable, all other provisions shall remain effective.

3.7 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject-matter, superseding all prior oral or written negotiations, agreements, or understandings with respect to such subject-matter.

3.8 Amendment

This Agreement may be amended, supplemented, or varied at any time, in any way, and in all respects, but only by an instrument in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Assignor”
SKY ISLAND, INC.

/s/ Vincent Mehdizadeh
Vincent Mehdizadeh
Chief Executive Officer

“Assignee”
PINEAPPLE EXPRESS, INC.

/s/ Matthew Feinstein
Matthew Feinstein
Chief Executive Officer